Exhibit 99.1

GOLDFIELD REPORTS IMPROVED FIRST QUARTER OPERATING RESULTS
MELBOURNE, Florida, May 9, 2013 - The Goldfield Corporation (NYSE MKT: GV) today announced improved revenue and operating income for the three months ended March 31, 2013. The Goldfield Corporation headquartered in Florida, through its subsidiary, Southeast Power Corporation, is a leading provider of construction services to electric utilities, with operations primarily in the southeastern, mid-Atlantic, and western regions of the United States.
Revenue for the three months ended March 31, 2013 increased 27.0% to $22.5 million from $17.7 million in the comparable prior year period. This increase was attributable to higher demand for our electrical construction services, primarily our transmission work.
Operating income grew 8.0% to $3.0 million for the three months ended March 31, 2013, from $2.7 million during the same period in 2012.
Net income for the three months ended March 31, 2013 was $1.8 million, or $0.07 per share, compared to net income of $2.7 million, or $0.10 per share, in the comparable prior year period. Net income in the first quarter of 2013 included income tax expense of $1.0 million (36.8%), compared to $51,000 (1.9%) in the first quarter of 2012. The income tax rate for the three months ended March 31, 2012 was lower as a result of the Company's ability to utilize net operating loss carryovers and tax credits.
John H. Sottile, President and Chief Executive Officer of Goldfield said, “With the strong team we have now assembled at Southeast Power and the robust industry environment, we believe we are well positioned to expand our customer base and to take advantage of future opportunities. We are seeing significant prospects developing from both existing and new customers, some of which we believe will likely materialize later in the year,” Mr. Sottile added.

About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry, primarily in the southeastern, mid-Atlantic, and western regions of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities.
For additional information on our first quarter results, please refer to our Quarterly Report on Form 10-Q being filed with the Securities and Exchange Commission and visit the Company's website at http://www.goldfieldcorp.com.

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This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield's other filings with the Securities and Exchange Commission, which are available on Goldfield's website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:
The Goldfield Corporation
Phone:    (321) 724-1700
Email:     investorrelations@goldfieldcorp.com

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The Goldfield Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue
Electrical construction	$22,524,301	$17,109,940
Other	1,762	633,600
Total revenue	22,526,063	17,743,540
Costs and expenses
Electrical construction	17,551,892	12,924,484
Other	1,762	393,108
Selling, general and administrative	877,765	915,525
Depreciation	1,144,569	786,257
Gain on sale of property and equipment	(2,500)	(10,565)
Total costs and expenses	19,573,488	15,008,809
Total operating income	2,952,575	2,734,731
Other income (expenses), net
Interest income	5,788	6,004
Interest expense	(130,862)	(48,253)
Other income, net	13,118	9,067
Total other expenses, net	(111,956)	(33,182)
Income from continuing operations before income taxes	2,840,619	2,701,549
Income tax provision	1,045,111	51,232
Net income	$1,795,508	$2,650,317

Net income per share of common stock — basic and diluted	$0.07	$0.10

Weighted average shares outstanding — basic and diluted	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$2,195,696	$7,845,943
Accounts receivable and accrued billings, net	14,842,862	13,288,812
Real estate inventory	355,019	351,634
Costs and estimated earnings in excess of billings on uncompleted contracts	6,667,243	7,411,544
Deferred income taxes	704,440	773,307
Residential properties under construction	571,783	215,648
Prepaid expenses	1,371,288	974,278
Other current assets	136,661	193,737
Total current assets	26,844,992	31,054,903

Property, buildings and equipment, at cost, net	29,275,369	23,817,328
Notes receivable, less current portion	140,023	151,861
Deferred charges and other assets	2,163,208	2,094,435
Total assets	$58,423,592	$57,118,527

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,429,121	$6,637,932
Current portion of notes payable	4,438,175	4,219,720
Income taxes payable	531,230	1,001,062
Other current liabilities	95,504	374,052
Total current liabilities	12,494,030	12,232,766

Deferred income taxes	4,520,691	4,045,820
Other accrued liabilities	10,665	10,556
Notes payable, less current portion	12,309,269	13,535,956
Total liabilities	29,334,655	29,825,098
Commitments and contingencies
Stockholders' equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	9,134,064	7,338,556
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders' equity	29,088,937	27,293,429
Total liabilities and stockholders' equity	$58,423,592	$57,118,527